Exhibit 4.26

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND CONSENT

This FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND CONSENT (this “Amendment”) is entered into as of December 22, 2006, among DIAMOND JO, LLC (formerly known as Peninsula Gaming Company, LLC), a Delaware limited liability company (“DJL”), THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company (“OED”, and together with DJL, referred to hereinafter each individually as a “Borrower”, and individually and collectively, as “Borrowers”), the Lenders (as defined in the hereinafter defined Loan Agreement) signatories hereto, and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and agent for the Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, Agent, and the Lenders are parties to that certain Loan and Security Agreement dated as of June 16, 2004, as amended by that certain First Amendment to Loan and Security Agreement dated as of November 10, 2004, that certain Second Amendment to Loan and Security Agreement dated as of July 12, 2005, and that certain Third Amendment to Loan and Security Agreement and Consent dated as of December 6, 2006 (the “Third Amendment”), and as supplemented by that certain Borrower Supplement No. 1 dated as of May 13, 2005 (as amended and supplemented and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement), pursuant to which the Lender Group has agreed to make the Term Loan, Advances and other extensions of credit to Borrowers from time to time pursuant to the terms and conditions thereof and the other Loan Documents;

WHEREAS, Borrowers have requested that the Lenders, notwithstanding the provisions of Sections 7.2,  Liens, and 7.4, Disposal of Assets, of the Loan Agreement, agree to permit DJL to (a) lease of that certain building forming part of the Ice Harbor Facility known as the “Portside Building” to the Dubuque County Historical Society (the “Historical Society”) or its designee and (b) transfer ownership of the Diamond Jo Vessels to the Historical Society or its designee, as more fully described in that certain Offer to Purchase Real Estate, Acceptance and Lease dated September 27, 2006 (the “Offer Letter”), between DJL and the Historical Society (such lease and transfer and the other related transactions described in the Offer Letter, collectively, the “Ice Harbor Transaction”), and the Lenders are willing to consent to the Ice Harbor Transaction on the terms and conditions provided herein;

WHEREAS, Borrowers have further requested that the Lenders, notwithstanding the provisions of Section 7.20(b), Capital Expenditures, of the Loan Agreement, agree to permit DJL to make, in addition to the capital expenditures permitted by Sections 7.20(b)(i) and 7.20(b)(ii) of the Loan Agreement and the Third Amendment, capital expenditures in an aggregate amount not to exceed $55,000,000 for the Dubuque Casino Project (as defined in Section 2 of this Amendment), and the Lenders are willing to agree to the requested consent on the terms and conditions provided herein;

WHEREAS, Borrowers further requested that certain terms and conditions of the Loan Agreement be amended, and the Lender Group and, by their respective acknowledgment hereof, Guarantors have agreed to the requested amendments on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Consent.  (a) The Lenders hereby consent to the Ice Harbor Transaction, so long as:

(i)            no Default or Event of Default has occurred and is continuing or would result as a consequence thereof;

(ii)           Agent receives, on or prior to the date hereof, a true and correct copy of the Offer Letter and the Lease (as defined in the Offer Letter), duly executed by the parties thereto and in form and substance satisfactory to Agent, such documents to be deemed satisfactory to Agent if such documents are in the form presented to Agent on November 15, 2006; and

(iii)          DJL shall obtain ownership of the Expansion Tract (as defined in the Offer Letter) as described in the Offer Letter pursuant to instruments, agreements and documents in form and substance reasonably satisfactory to Agent, and Agent shall have received, within 10 days of the date on which DJL obtains ownership of the Expansion Tract (or such later time to which Agent agrees in its sole and absolute discretion):

(A)          true and correct copies of such instruments, agreements and documents, duly executed by the parties thereto and accompanied by a certificate of an Authorized Person of Borrowers so stating,

(B)           all executed agreements, instruments and other documents required by Section 4.4 of the Loan Agreement, and all Mortgage Policies, to create, perfect and insure Liens in favor of Agent on the Expansion Tract, in form and substance reasonably satisfactory to Agent,

(C)           opinions of DJL’s counsel (including Iowa counsel), in form and substance reasonably satisfactory to Agent, and

(D)          a Subordination of Mortgage with respect to the Indenture Trustee’s Mortgage (as defined in the Indenture) on the Expansion Tract, duly executed by the Indenture Trustee.

(b)           The Lenders hereby consent to the making by DJL of capital expenditures, in addition to the capital expenditures permitted by Sections 7.20(b)(i) and 7.20(b)(ii) of the Loan Agreement and the Third Amendment, in an aggregate amount not to exceed $5,000,000 for the Dubuque Casino Project prior to the acquisition by DJL of the Expansion Tract, so long as no Default or Event of Default has occurred and is continuing or would result as a consequence thereof.

(c)           The Lenders hereby further consent to the making by DJL of capital expenditures, in addition to the capital expenditures permitted by Sections 7.20(b)(i) and 7.20(b)(ii) of the Loan Agreement, the Third Amendment and Section 1(b) this Amendment, in an aggregate amount not to exceed, together with the capital expenditures permitted by Section 1(b) of this Amendment, $55,000,000 for the Dubuque Casino Project, so long as no Default or Event of Default has occurred and is continuing or would result as a consequence thereof.

2.             Amendments to the Loan Agreement.

(a)           Section 1.1 of the Loan Agreement, Definitions, is hereby modified and amended by deleting the definitions of “Fee Letter”, “Gaming Property”, “Ice Harbor Facility” and “Maximum Revolver Amount” in their respective entirety from such Section and inserting in lieu thereof, respectively, the following:

““Fee Letter” means that certain second amended and restated fee letter, dated as of December 22, 2006, between Borrowers and Agent, in form and substance satisfactory to Agent.

“Gaming Property” or “Gaming Properties” means one or more of the foregoing:  (a) the Diamond Jo Vessels; (b) the casino and racetrack located in Opelousas, St. Landry Parish, Louisiana; (c) the Dubuque Casino Project, in each case, so long as it is owned by Borrowers or a Restricted Subsidiary; and (d) any other gaming facility or gaming operation owned and controlled or to be owned and controlled after the Closing Date by Borrowers or a Restricted Subsidiary and that contains, or that based upon a plan approved by the applicable Borrower’s Managers will contain upon the completion of the construction or development thereof, an aggregate of at least 500 slot machines or other gaming devices, provided, in each case, that the property and assets (other than Excluded Assets) of such Gaming Property constitute Collateral.

“Ice Harbor Facility” means the Diamond Jo Vessels (or either of them), the Dubuque Casino, the Real Property relating to the foregoing, including, without limitation, the Expansion Tract, and the Lease.

“Maximum Revolver Amount” means $65,000,000.”

(b)           Section 1.1 of the Loan Agreement, Definitions, is hereby further modified and amended by amending and restating clause (h) of the definition of “Permitted Dispositions” in its entirety as follows:

“(h) so long as no Event of Default has occurred and is then continuing, dispositions of assets (other than, without the prior written consent of Agent (in its sole and absolute discretion), FF&E Collateral) with an aggregate fair market value not to exceed $2,000,000 during the term of this Agreement”

(c)           Section 1.1 of the Loan Agreement, Definitions, is hereby further modified and amended by adding the following definition thereto in the appropriate alphabetical order:

““Dubuque Casino” means that certain moored barge facility (as that term is defined under Iowa Code Section 99F.1(17) and Iowa Administrative Code Section 491-5.6) to be used as a gaming and casino facility and to be constructed by DJL on Real Property that is part of the Ice Harbor Facility.”

“Dubuque Casino Project” means the project to design, develop, construct, equip and operate the Dubuque Casino.

“Expansion Tract” means that certain 2.4 acre tract of property located in Dubuque, Iowa within the “Ice Harbor” and contiguous to Real Property owned by DJL, which tract DJL has agreed to purchase from the Dubuque County Historical Society pursuant to the terms of the Offer Letter.

“Offer Letter” means that certain Offer to Purchase Real Estate, Acceptance and Lease, dated September 27, 2006, between DJL and the Dubuque County Historical Society.”

(d)           Section 2.1 of the Loan Agreement, Advances, is hereby modified and amended by amending and restating subsection (b) of such Section in its entirety as follows:

“(b)         Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrowers are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrowers or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent, likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics (including, without limitation, any Liens in favor of mechanics or subcontractors arising in connection with the Racino Project, the OED Hotel Project or the Dubuque Casino Project), materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.”

(e)           Section 5.1 of the Loan Agreement, No Encumbrances, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“5.1        No Encumbrances.  Each Borrower and its Subsidiaries has good and indefeasible title to their personal property assets and good and marketable title to their Real Property, including the Diamond Jo Vessels and the Real Property comprising the Racino Project, the Ice Harbor Facility (other than the Dubuque Casino), and, upon the commencement thereof, the OED Hotel Project and the Dubuque Casino Project, in each case free and clear of Liens except for Permitted Liens and except for defects in title that do not interfere in any material respect with its ability to conduct its business or to utilize such property for its intended purpose.”

(f)            Section 5 of the Loan Agreement, Representations and Warranties, is hereby modified and amended by adding the following to the end of such Section:

“5.23      Dubuque Casino Project.  The Dubuque Casino will not be a vessel or other seagoing vehicle subject to registration with, or regulation by, the State of Iowa, the United States or any similar Governmental Authority.”

(g)           Section 6.2 of the Loan Agreement, Reporting, is hereby modified and amended by amending and restating subsection (a) of such Section in its entirety as follows:

“(a) a detailed itemized report reflecting the prior months and year-to-date revenues from the Diamond Jo Vessels, any Gaming Vessels, the Dubuque Casino, the racetrack, off-track betting parlors (including video poker revenues) and out-of-state satellite operations,”

(h)           Section 6.2 of the Loan Agreement, Reporting, is hereby further modified and amended by adding the following subsection (c) to such Section in the appropriate alphabetical location:

“(c) a detailed itemized report showing actual and estimated construction costs and a statement reflecting the construction related costs incurred or reasonably expected to be incurred by Borrowers in connection with the OED Hotel Project and the Dubuque Casino Project prior to or through the construction completion date and any variances thereof,”

(i)            Section 6.3 of the Loan Agreement, Financial Statements, Reports, Certificates, is hereby modified and amended by adding the following subsection (g) to such Section in the appropriate alphabetical location:

“(g)         as soon as any Borrower has knowledge that the construction of the OED Hotel or the Dubuque Casino cannot be completed, or has knowledge that such Borrower cannot meet its obligations under any construction documents, notice thereof and a statement of the curative action that Borrowers propose to take with respect thereto,”

(j)            Section 6.3 of the Loan Agreement, Financial Statements, Reports, Certificates, is hereby further modified and amended by amending and restating subsection (h) of such Section in its entirety as follows:

“(h)         as soon as any Borrower has knowledge thereof, notice of any proposed legislation or administrative action specifically affecting any Borrower’s or any Subsidiary of a Borrower’s gaming activities, the Racino Project, the Ice Harbor Facility, the Dubuque Casino Project or the OED Hotel Project submitted to the floor for business before any Governmental Authority in the state of Louisiana or Iowa (including the state legislature or any committee thereof),”

(k)           Section 6 of the Loan Agreement, Affirmative Covenants, is hereby modified and amended by adding the following to the end of such Section:

“6.22      Diamond Jo Vessels Transfer.  In the event DJL transfers the Diamond Jo Vessels pursuant to the Offer Letter, (a) the instruments, agreements and documents evidencing such transfer shall be in form and substance reasonably satisfactory to Agent, true and correct copies of which shall have been provided to Agent, and Agent shall have received a certificate of an Authorized Person of Borrowers so stating, (b) at the time of such transfer, the Dubuque Casino Project shall be operating and (c) if Agent and Lenders are asked to release their Liens on the Diamond Jo Vessels, Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the release of the Diamond Jo Vessels from the Security Documents (as defined in the Indenture), prior to the release by Agent and Lenders of their Liens.  Lenders authorize Agent to release any and all Liens held by Agent pursuant to the Loan Documents against the Diamond Jo Vessels upon the completion of the transfer of the Diamond Jo Vessels pursuant to the Offer Letter and Agent’s receipt of the items described in the immediately preceding sentence.  Agent and Lenders acknowledge that, upon the completion of the transfer of the Diamond Jo Vessels pursuant to the Offer Letter and Agent’s receipt of the items described in the immediately preceding sentence, neither Agent nor Lenders shall have a continuing right or interest in the Diamond Jo Vessels.”

(l)            Section 7.1 of the Loan Agreement, Indebtedness, is hereby modified and amended by amending and restating subsection (c) of such Section in its entirety as follows:

“(c)         Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations; provided, that (i) neither OED nor DJL shall in any way be or become obligated with respect to any such Indebtedness incurred in connection with the Worth County Project, (ii) no Advances hereunder are utilized for the purchase or lease of FF&E financed with such Indebtedness, and (iii) the aggregate principal amount of such Indebtedness outstanding at any time does not exceed an amount equal to $7,500,000 times the number of Gaming Properties owned and controlled by any of the Borrowers or their respective Restricted Subsidiaries on the date of incurrence of such Indebtedness;”

(m)          Section 7.1 of the Loan Agreement, Indebtedness, is hereby modified and amended by amending and restating subsection (g) of such Section in its entirety as follows:

“(g)         Indebtedness outstanding under (i) the Senior Note Documents in an aggregate principal amount outstanding not to exceed $255,000,000 at any time and (ii) the OED Note Documents in an aggregate principal amount outstanding not to exceed $6,910,000 at anytime;”

(n)           Section 7.4 of the Loan Agreement, Disposal of Assets, is hereby modified and amended by amending and restating subsection (a) of such Section in its entirety as follows:

“(a)         Make any sale, lease, exchange, or other disposition, in one or a series of related transactions, of the OED Hotel, or of all or any portion of the assets of Borrowers that compose the Ice Harbor Facility, the Dubuque Casino Project or the Racino Project (in each case, other than a sale or other disposition that is a Permitted Disposition);”

(o)           Section 7.4 of the Loan Agreement, Disposal of Assets, is hereby further modified and amended by amending and restating the introduction to subsection (b) of such Section in its entirety as follows:

“Make any Asset Sale other than Permitted Dispositions; provided, however, that an Asset Sale (other than a Permitted Disposition, an Asset Sale of the OED Hotel, an Asset Sale comprised of any assets that compose the Ice Harbor Facility, the Dubuque Casino Project or the Racino Project or, to the extent not otherwise covered in the foregoing, an Asset Sale of any FF&E Collateral) may be made if:”

(p)           Section 8 of the Loan Agreement, Events of Default, is hereby modified and amended by amending and restating Section 8.16 of such Section in its entirety as follows:

“8.16.     If any Governmental Authority (including the Louisiana state legislature) restricts the ability of any Borrower to operate, or restricts, limits or prohibits any Borrower from operating, its gaming business as conducted on the Closing Date or as otherwise permitted by Agent, and such restriction, limit or prohibition results in a Material Adverse Change;”

(q)           Section 8 of the Loan Agreement, Events of Default, is hereby further modified and amended by adding the following Section 8.17 to such Section in the appropriate numerical location:

“8.17.     If Agent fails to receive evidence of (a) on or prior to June 30, 2008, the completion of at least 50% of the construction of the Dubuque Casino and (b) on or prior to December 31, 2008, the completion of 100% of the construction of the Dubuque Casino;”

(r)            Schedules C-1, Commitments, and 5.5, Locations of Equipment, to the Loan Agreement are hereby modified and amended by replacing such Schedules with the corresponding Schedules attached hereto.

3.             No Other Amendments or Waivers.  Except in connection with the amendments and the consent set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of Agent or the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents.  Except for the amendments set forth above, the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect and Borrowers hereby ratify and confirm their respective obligations thereunder.  This Amendment shall not constitute a modification of the Loan Agreement or any of the other Loan Documents or a course of dealing with Agent or the Lenders at variance with the Loan Agreement or the other Loan Documents such as to require further notice by Agent or the Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein.  Borrowers acknowledge and expressly agree that Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents, as amended herein.  Borrowers have no knowledge of any challenge to Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

4.             Conditions Precedent to Effectiveness.

(a)           Section 1(b) of this Amendment shall become effective as of the date hereof when, and only when, Agent shall have received, in form and substance satisfactory to Agent, counterparts of this Amendment duly executed and delivered by Borrowers, Agent and the Required Lenders.

(b)           Section 2(m) of this Amendment shall become effective as of the date hereof when, and only when, Agent shall have received, in form and substance satisfactory to Agent:

(i)            counterparts of this Amendment duly executed and delivered by Borrowers, Agent and the Required Lenders;

(ii)           true and correct copies of that certain Purchase Agreement executed in connection with the issuance by Parent, DJL, and OED Capital of notes in the aggregate principal amount of $22,000,000 under the Indenture, together with all other instruments, agreements and documents executed and/or delivered in connection therewith, each duly executed by the parties thereto, and Agent shall have received a certificate of an Authorized Person of Parent so stating; and

(iii)          evidence in form and substance satisfactory to Agent that Borrowers shall have received all licenses (including the Gaming Licenses), approvals or evidence of other actions required by any Governmental Authority, including the Louisiana Regulatory Authorities and the Iowa Gaming Authorities, in connection with, to the extent such licenses, approvals or evidence of other actions are so required, the incurrence of additional Indebtedness under the Senior Note Documents.

(c)           The remainder of this Amendment shall become effective as of the date hereof when, and only when, Agent shall have received, in form and substance satisfactory to Agent:

(i)            counterparts of this Amendment duly executed and delivered by Borrowers, Agent and the Required Lenders;

(ii)           the amended and restated fee letter among Borrowers and Agent, duly executed and delivered by Borrowers and Agent;

(iii)          updated Schedules C-1 and 5.5 of the Loan Agreement;

(iv)          evidence that all conditions to the effectiveness of the consent to the Ice Harbor Transaction set forth in Section 1(a) of this Amendment shall have been satisfied;

(v)           amendments, each in form and substance satisfactory to Agent, modifying and amending the Diamond Jo Ship Mortgage and the Mortgages;

(vi)          a Subordination of Mortgage and a Subordination of Preferred Fleet Mortgage duly executed by the Indenture Trustee for each Mortgage (as defined in the Indenture)  in place on the date of the Loan Agreement;

(vii)         a letter duly executed by the Indenture Trustee with respect to the Maximum Credit Facility Amount (as defined in the Intercreditor Agreement);

(viii)        opinions of Borrowers’ and Guarantors’ counsel (including, without limitation, admiralty counsel, real estate counsel and regulatory counsel) in form and substance satisfactory to Agent, such opinions to include (i) that the increase in the Maximum Revolver Amount is permitted to be made under the Indenture and that such increase constitutes Credit Facility Indebtedness (as defined in the Intercreditor Agreement) and (ii) regulatory opinions as to the due issuance and valid existence of Borrowers’ Gaming Licenses;

(ix)           evidence in form and substance satisfactory to Agent that Borrowers shall have received all licenses (including the Gaming Licenses), approvals or evidence of other actions required by any Governmental Authority, including the Louisiana Regulatory Authorities and the Iowa Gaming Authorities, in connection with (i) the execution and delivery by Borrowers of this Amendment and (ii) to the extent such licenses, approvals or evidence of other actions are so required, the consummation of the transactions contemplated in the Offer Letter;

(x)            a detailed budget on construction costs relating to the Dubuque Casino Project, in form and substance reasonably satisfactory to Agent; and

(xi)           such other information, documents, instruments or approvals as Agent or Agent’s counsel may reasonably require.

5.             Representations and Warranties of Borrowers.  In consideration of the execution and delivery of this Amendment by Agent and the Lenders, each Borrower hereby represents and warrants in favor of Agent and the Lenders as follows:

(a)           as to each Borrower, the execution, delivery, and performance by such Borrower of this Amendment have been duly authorized by all necessary action on the part of such Borrower;

(b)           as to each Borrower, the execution, delivery, and performance by such Borrower of this Amendment do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower (including any of the Senior Note Documents), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s members or shareholders or any approval or consent of any Person under any material contractual obligation of any Borrower;

(c)           the execution, delivery, and performance by such Borrower of this Amendment do not and will not require any registration with, consent or approval of, notice to, or other action with or by, any Governmental Authority or other Person, other than any consent or approval that has been obtained and remains in full force and effect;

(d)           as to each Borrower, the Loan Documents to which such Borrower is a party (including, without limitation, the Loan Agreement, this Amendment and all other documents contemplated hereby), when executed and delivered by such Borrower, will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(e)           no Default or Event of Default exists under the Loan Agreement or the other Loan Documents;

(f)            as of the date hereof, all representations and warranties of Borrowers set forth in the Loan Agreement and the other Loan Documents are true, correct and complete in all material respects, except to the extent such representation or warranty expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date); and

(g)           the Ice Harbor Transaction is permitted under the Indenture.

6.             Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a PDF file) shall be deemed an original signature hereto.

7.             Reference to and Effect on the Loan Documents.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

8.             Affirmation of Guaranty.  By executing this Amendment, each Guarantor hereby acknowledges, consents and agrees that all of its obligations and liability under the Guaranty to which it is a party remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection herewith shall not alter, amend, reduce or modify its obligations and liability under such Guaranty or any of the other Loan Documents to which it is a party.

9.             Costs, Expenses and Taxes.  Borrowers agree, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the fees and out-of-pocket expenses of counsel for Agent with respect thereto and with respect to advising Agent as to its rights and responsibilities hereunder and thereunder.  In addition, Borrowers agree, jointly and severally, to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agree to save Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.  Borrowers hereby acknowledge and agree that Agent may, without prior notice to Borrowers, charge such costs and fees to Borrowers’ Loan Account pursuant to Section 2.6(d) of the Loan Agreement.

10.           Section Titles.  The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

11.           Entire Agreement.  This Amendment and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

12.           GOVERNING LAW.  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

13.           Loan Document.  This Amendment shall be deemed to be a Loan Document for all purposes.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	DIAMOND JO, LLC, a Delaware limited liability company
By:
Title:
THE OLD EVANGELINE DOWNS, L.L.C.,
a Louisiana limited liability company
By:
Title:

AGENT AND LENDERS:	WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent and as a Lender
By:
Title:
D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P. (formerly known as Highbridge/Zwirn Special Opportunities Fund, L.P.) a Delaware limited partnership, as a Lender
	By:	D.B. Zwirn Partners, LLC, its General Partner
	By:	Zwirn Holdings, LLC, its Managing Member
By:
Title:

[Signatures continue on following page.]

[Signatures continued from previous page.]

ACKNOWLEDGED AND
AGREED:
GUARANTORS:	PENINSULA GAMING, LLC, a Delaware limited liability company
By:
Title:
PENINSULA GAMING CORP. (formerly known as The Old Evangeline Downs Capital Corp.), a Delaware corporation
By:
Title:

SCHEDULE C-1

COMMITMENTS

	Revolver	Term Loan	Total
Lender	Commitment	Commitment	Commitment
Wells Fargo Foothill, Inc.	$51,000,000	$10,083,333.34	$61,083,333.34
D.B. Zwirn Special Opportunities Fund, L.P.	$14,000,000	$4,583,333.34	$18,583,333.34

All Lenders	$65,000,000	$14,666,666.68	$79,666,666.68